Exhibit 4.6

Form 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

RESAAS SERVICES INC. (“RESAAS”)
#303 – 55 Water Street
Vancouver, British Columbia V6B 1A1
Tel: (778) 996-9544

Item 2:	Date of Material Change

July 30, 2014

Item 3:	News Release

A news release was disseminated on July 30, 2014 by way of Filings Services Canada and has been filed with the CSE and on SEDAR.

Item 4:	Summary of Material Change

RESAAS announced the closing on July 30, 2014 of a non-brokered private placement (the “Private Placement”) that raised gross proceeds of $4,005,802.65 through the sale of an aggregate of 1,570,903 (the “Units”) at $2.55 per Unit. Each Unit consists of one common share of RESAAS and one warrant exercisable to purchase one additional common share of RESAAS at an exercise price of $3.00 per share until January 30, 2016, being 18 months after the closing date of the Private Placement. The Private Placement was previously announced by RESAAS in a news release dated July 17, 2014.

Item 5:	Full Description of Material Change

See Schedule “A”.

Item 6:	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

None

Item 8:	Executive Officer

For further information, please contact:

Cam Shippit, CFO, Secretary and Director

Telephone: (778) 996-9544

Item 9:	Date of Report

July 30, 2014

Schedule “A”

This news release is not an offer of the securities for sale in the United States. The securities being offered have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from registration.

RESAAS Closes Private Placement of Units

Vancouver, BC (July 30 2014) - RESAAS Services Inc. (CSE:RSS) (the “Company” or “RESAAS”), The Real Estate Social Network™, announces that further to its press release dated July 17, 2014, it has now closed a non-brokered private placement of units by which it raised gross proceeds of $4,005,802.65.

The offering consists of units at a price of $2.55. Each unit consists of one common share and one warrant exercisable to purchase one additional common share at a price of $3.00 per share for a period of 18 months after the closing date.

The Company plans to use the proceeds from the private placement for general working capital purposes.

About RESAAS SERVICES INC.

RESAAS is an Enterprise Social and Global Referral Network for licensed Real Estate Agents, REALTORS®, Brokers, Franchises and Associations. RESAAS’ powerful reblasts® engine automatically converts real estate activity into social marketable content, which is also pushed out to other social networks, to generate leads. Visit www.resaas.com.

On Behalf of RESAAS

Cameron Shippit

CFO, Director

RESAAS Services Inc.

Telephone: (778) 996-9544; Email: cam.shippit@resaas.com

Investor Relations

Michael Koehler or Matt Glover

Liolios Group Inc.

Telephone: (949) 574-3860; Email: RESAAS@liolios.com

The CSE has not reviewed, approved or disapproved the content of this press release.

Forward-Looking Information:

This press release and the Company’s website referenced herein may include forward-looking information within the meaning of Canadian securities legislation concerning the Company’s technology platform. Forward-looking information is based on certain key expectations and assumptions made by RESAAS’ management, including future plans for the design and development of the company’s technology platform. Although RESAAS believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because RESAAS can give no assurance that they will prove to be correct. Forward-looking statements contained in this press release are made as of the date of this press release. RESAAS disclaims any intent or obligation to update publicly any forward-looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.